Exhibit 99.1

Nuvation Bio Reports Third Quarter 2026 Financial Results and Provides Business Update

Achieved $45.0 million in third quarter 2026 total revenue, including $27.5 million in net product revenue for IBTROZI® (taletrectinib)

IBTROZI continues to be the most prescribed ROS1 TKI and established as the ROS1 market leader in new patient starts and total active patients for both first-line and all lines of therapy combined, based on IQVIA claims data

FDA approved a supplemental New Drug Application (sNDA) for IBTROZI, updating label to reflect median duration of response of 49.7 months in TKI-naïve ROS1+ NSCLC patients in TRUST-I

FDA granted Fast Track Designation to safusidenib for the treatment of IDH1-mutant glioma

Cash, cash equivalents, and marketable securities of $663.4 million as of September 30, 2026

Company to host a conference call today at 4:30 p.m. ET

NEW YORK, November 4, 2026 - Nuvation Bio Inc. (NYSE: NUVB), a global oncology company focused on tackling some of the toughest challenges in cancer treatment, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

“Just over one year after launch, IBTROZI was established as the market leader in advanced ROS1+ NSCLC, for both new patient starts and active patients across all lines of therapy combined, based on IQVIA claims data,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “Our rapid rise to market leadership reflects growing provider confidence in IBTROZI’s durability of more than four years in TKI-naïve patients and a generally favorable safety profile that helps patients stay on therapy. With our recent sNDA approval, the label now reflects IBTROZI’s 49.7-month median duration of response in TRUST-I, giving physicians clear data to guide treatment decisions and supporting its use early in a patient’s care.”

Dr. Hung continued, “The FDA’s recent Fast Track Designation for safusidenib underscores both the significant unmet need in IDH1-mutant glioma and the potential of this investigational medicine to address it. We are moving quickly to advance our comprehensive development program, with two Phase 2 and two pivotal Phase 3 studies spanning multiple IDH1-mutant glioma subpopulations, designed to reach a broad spectrum of patients with this disease.”

Third Quarter 2026 and Recent Highlights:

IBTROZI® (taletrectinib), ROS1 inhibitor: Advanced ROS1+ NSCLC

•

In the third quarter of 2026, Nuvation Bio reported $27.5 million in net product revenue for IBTROZI, an 18% quarter-over-quarter growth that reflects the continued adoption and durability of treatment.

•

New patient starts in Q3 remained consistent with the prior quarter at approximately 160 patients, despite an approximately 15% quarter-over-quarter decline in new patient starts across the overall ROS1-positive non-small cell lung cancer (ROS1+ NSCLC) tyrosine kinase inhibitor (TKI) market, based on IQVIA claims data. Of these starts, 65% were TKI-naïve, demonstrating that IBTROZI is becoming standard of care in the first-line treatment setting. The remaining starts, in TKI-pretreated patients, show that physicians also continue to prescribe IBTROZI in later lines.

•

In September 2026, Nuvation Bio announced that the U.S. Food and Drug Administration (FDA) approved a supplemental New Drug Application (sNDA) for IBTROZI, four months ahead of the January 4, 2027, target action date. The updated label reflects a median duration of response (mDOR) of 49.7 months in TKI-naïve patients, based on a median patient follow-up of 51 months from the pivotal TRUST-I study. No changes were made to the safety sections of the label.

•

In September 2026, Nuvation Bio announced new subgroup analyses from the pivotal TRUST-I and TRUST-II studies, presented at the IASLC 2026 World Conference on Lung Cancer (WCLC), showing consistent efficacy across key patient subgroups.

•

In October 2026, Nuvation Bio presented updated TRUST-II efficacy and safety data for IBTROZI in patients previously treated with entrectinib at the European Society for Medical Oncology (ESMO) Congress 2026 in Madrid, Spain.

Safusidenib, mIDH1 inhibitor: IDH1-mutant glioma

•

In August 2026, Nuvation Bio announced that the FDA granted Fast Track Designation to safusidenib for the treatment of IDH1-mutant glioma. The designation was supported by favorable data from the safusidenib clinical program, including updated long-term results from the Phase 2 J201 study, and provides for more frequent interactions with the FDA throughout development.

•	In July 2026, Nuvation Bio announced updated long-term data and new clinical studies for safusidenib:

•

Updated Phase 2 J201 data in patients with chemotherapy- and radiotherapy-naïve grade 2 IDH1-mutant glioma showed a centrally assessed ORR of 51.9% at a median follow-up of 38.8 months. Median progression-free survival (PFS) was not reached; the 36-month PFS rate was 79.1%. No new safety signals were identified.

•	Initiation of a pivotal Phase 3 study (G307) in patients with grade 2 IDH1-mutant glioma outside the U.S.

•	Initiation of a Phase 2 study (G209) in patients with IDH1-mutant glioma that has progressed after prior treatment with vorasidenib in the U.S.

•

In October 2026, Nuvation Bio announced expansion of the pivotal Phase 3 SIGMA study of investigational safusidenib to include study sites in the United Kingdom, France, Sweden, Germany, Italy and Spain. These additional countries extend SIGMA’s global footprint beyond the U.S., Australia, China, Canada and Japan, where the study is currently enrolling or will soon begin enrolling.

•

In November 2026, Nuvation Bio announced four posters to be presented at the 2026 Society for Neuro-Oncology Annual Meeting taking place November 12–15, 2026, in Philadelphia, PA, including additional updated data from the Phase 2 J201 study beyond the topline results shared in July 2026.

Drug-drug conjugate (DDC) platform: Solid tumors

•	Nuvation Bio continues to explore new preclinical candidates for this novel modality and aims to provide further updates by year-end 2026.

Corporate Update:

•

In July 2026, Nuvation Bio announced the full exercise of the greenshoe option in its offering of 0.75% Convertible Senior Notes due 2032. The underwriters purchased an additional $37.5 million aggregate principal amount of notes, bringing the aggregate principal amount sold in the offering to $287.5 million, with net proceeds of approximately $279.1 million after deducting underwriting discounts and commissions and offering expenses.

Third Quarter 2026 Financial Results

As of September 30, 2026, Nuvation Bio had cash, cash equivalents, and marketable securities of $663.4 million, which includes an additional $36.5 million in net proceeds secured in July 2026 from exercise of the convertible senior notes overallotment option.

Product Revenue, Net

To date, Nuvation Bio’s product revenue comes exclusively from U.S. sales of IBTROZI, which Nuvation Bio began distributing to its U.S. customers in June 2025. Net product revenue from U.S. sales of IBTROZI was approximately $27.5 million for the three months ended September 30, 2026.

Collaboration and License Agreements Revenue

For the three months ended September 30, 2026, collaboration and license agreements revenue was $17.5 million, compared to $5.4 million for the three months ended September 30, 2025. The increase is due to a $7.6 million increase in product supply revenue, a $5.0 million sales milestone received from Innovent, and a $2.4 million increase in royalty revenue, offset by a $2.9 million decrease in research and development service revenue under the collaboration agreements with Innovent and Nippon Kayaku.

Taletrectinib was included in China’s National Reimbursement Drug List effective January 1, 2026. Royalty revenue for the quarter from collaboration agreements for China and Japan was $2.7 million.

Research and Development Expenses

For the three months ended September 30, 2026, research and development expenses were $32.7 million, compared to $28.8 million for the three months ended September 30, 2025. The increase was primarily due to a $3.3 million increase in third-party costs related to clinical trial expense and a $0.5 million increase in personnel costs driven by the increase in headcount and stock-based compensation.

Selling, General and Administrative Expenses

For the three months ended September 30, 2026, selling, general and administrative expenses were $42.6 million, compared to $37.4 million for the three months ended September 30, 2025. The increase was due to a $2.5 million increase in salaries and other benefits driven by the increase in headcount and stock-based compensation, a $1.8 million increase in sales and marketing expenses and a $1.6 million increase in miscellaneous expense, offset by a $0.7 million decrease in legal fees.

Net Loss

For the three months ended September 30, 2026, Nuvation Bio reported a net loss of $41.9 million, or $(0.12) per share on a basic and diluted basis. The net loss for the comparable period in 2025 was $55.8 million, or $(0.16) per share on a basic and diluted basis.

Conference Call and Webcast

Nuvation Bio will host a conference call and webcast today, November 4, 2026, at 4:30 p.m. ET to discuss its financial results for the third quarter of 2026 and provide business updates.

Investors and the general public are invited to listen to the live webcast and may register on the Investor Relations section of the Nuvation Bio website. To access the live conference call, participants can dial +1 833-461-5787 (U.S. toll-free) and enter access code 480 013 916. An archived recording will be available on Nuvation Bio’s website for 90 days following the event.

About ROS1+ NSCLC

Each year, more than one million people globally are diagnosed with non-small cell lung cancer (NSCLC), the most common form of lung cancer. It is estimated that approximately 2% of patients with NSCLC have ROS1+ disease. About 35% of patients newly diagnosed with metastatic ROS1+ NSCLC have tumors that have spread to their brain. The brain is also the most common site of disease progression, with about 50% of previously treated patients developing central nervous system (CNS) metastases.

About IBTROZI

IBTROZI is an oral, potent, CNS-active, selective, next-generation ROS1 inhibitor therapy. In June 2025, following Priority Review and Breakthrough Therapy designations for both TKI-naive and TKI-pretreated disease, the U.S. Food and Drug Administration (FDA) approved taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC. Learn more about taletrectinib in the U.S. at IBTROZI.com.

About the TRUST Clinical Program

The TRUST clinical program comprises three registrational studies evaluating the safety and efficacy of IBTROZI. TRUST-I (NCT04395677) and TRUST-II (NCT04919811) are Phase 2 single-arm studies evaluating IBTROZI for the treatment of adults with advanced ROS1+ NSCLC in China (N=173) and globally (N=189), respectively. The primary endpoint of both studies is confirmed objective response rate (cORR) as assessed by an independent review committee. TRUST-IV (NCT07154706) is a Phase 3 placebo-controlled study evaluating IBTROZI for the adjuvant treatment of adults with resected early-stage ROS1+ NSCLC. The study will enroll approximately 180 patients in the U.S., Canada, Europe, Japan and China. The primary endpoint is disease-free survival as determined by investigator, and the primary completion date is estimated to be in 2030. Nuvation Bio is also sponsoring TRUST-III (NCT06564324), a confirmatory randomized Phase 3 study evaluating IBTROZI versus crizotinib in 194 patients in China with advanced ROS1+ NSCLC who have not previously received ROS1 TKIs.

Indication

IBTROZI is indicated for the treatment of adult patients with locally advanced or metastatic ROS1+ non-small cell lung cancer (NSCLC).

IMPORTANT SAFETY INFORMATION FOR IBTROZI® (taletrectinib)

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Hepatotoxicity, including drug-induced liver injury and fatal adverse reactions, can occur. 88% of patients experienced increased AST, including 10% Grade 3/4. 85% of patients experienced increased ALT, including 13% Grade 3/4. Fatal liver events occurred in 0.6% of patients. Median time to first onset of AST or ALT elevation was 15 days (range: 3 days to 20.8 months).

Increased AST or ALT each led to dose interruption in 7% of patients and dose reduction in 5% and 9% of patients, respectively. Permanent discontinuation was caused by increased AST, ALT, or bilirubin each in 0.3% and by hepatotoxicity in 0.6% of patients.

Concurrent elevations in AST or ALT ≥3 times the ULN and total bilirubin ≥2 times the ULN, with normal alkaline phosphatase, occurred in 0.6% of patients.

Interstitial Lung Disease (ILD)/Pneumonitis: Severe, life-threatening, or fatal ILD or pneumonitis can occur. ILD/pneumonitis occurred in 2.3% of patients, including 1.1% Grade 3/4. One fatal ILD case occurred at the 400 mg daily dose. Median time to first onset of ILD/pneumonitis was 3.8 months (range: 12 days to 11.8 months).

ILD/pneumonitis led to dose interruption in 1.1% of patients, dose reduction in 0.6% of patients, and permanent discontinuation in 0.6% of patients.

QTc Interval Prolongation: QTc interval prolongation can occur, which can increase the risk for ventricular tachyarrhythmias (e.g., torsades de pointes) or sudden death. IBTROZI prolongs the QTc interval in a concentration-dependent manner.

In patients who received IBTROZI and underwent at least one post baseline ECG, QTcF increase of >60 msec compared to baseline and QTcF >500 msec occurred in 13% and 2.6% of patients, respectively. 3.4% of patients experienced Grade ≥3. Median time from first dose of IBTROZI to onset of ECG QT prolongation was 22 days (range: 1 day to 38.7 months). Dose interruption and dose reduction each occurred in 2.8% of patients.

Significant QTc interval prolongation may occur when IBTROZI is taken with food, strong and moderate CYP3A inhibitors, and/or drugs with a known potential to prolong QTc. Administer IBTROZI on an empty stomach. Avoid concomitant use with strong and moderate CYP3A inhibitors and/or drugs with a known potential to prolong QTc.

Hyperuricemia: Hyperuricemia can occur and was reported in 14% of patients, with 16% of these requiring urate-lowering medication without pre-existing gout or hyperuricemia. 0.3% of patients experienced Grade ≥3. Median time to first onset was 2.1 months (range: 7 days to 35.8 months). Dose interruption occurred in 0.3% of patients.

Myalgia with Creatine Phosphokinase (CPK) Elevation: Myalgia with or without CPK elevation can occur. Myalgia occurred in 10% of patients. Median time to first onset was 11 days (range: 2 days to 10 months).

Concurrent myalgia with increased CPK within a 7-day time period occurred in 0.9% of patients. Dose interruption occurred in 0.3% of patients with myalgia and concurrent CPK elevation.

Skeletal Fractures: IBTROZI can increase the risk of fractures. ROS1 inhibitors as a class have been associated with skeletal fractures. 3.4% of patients experienced fractures, including 1.4% Grade 3. Some fractures occurred in the setting of a fall or other predisposing factors. Median time to first onset of fracture was 10.7 months (range: 26 days to 29.1 months). Dose interruption occurred in 0.3% of patients.

Embryo-Fetal Toxicity: Based on literature, animal studies, and its mechanism of action, IBTROZI can cause fetal harm when administered to a pregnant woman.

ADVERSE REACTIONS

Among patients who received IBTROZI, the most frequently reported adverse reactions (≥20%) were diarrhea (64%), nausea (47%), vomiting (43%), dizziness (22%), rash (22%), constipation (21%), and fatigue (20%).

The most frequently reported Grade 3/4 laboratory abnormalities (≥5%) were increased ALT (13%), increased AST (10%), decreased neutrophils (5%), and increased creatine phosphokinase (5%).

DRUG INTERACTIONS

•	Strong and Moderate CYP3A Inhibitors/CYP3A Inducers and Drugs that Prolong the QTc Interval: Avoid concomitant use.

•

Gastric Acid Reducing Agents: Avoid concomitant use with PPIs and H2 receptor antagonists. If an acid-reducing agent cannot be avoided, administer locally acting antacids at least 2 hours before or 2 hours after taking IBTROZI.

OTHER CONSIDERATIONS

•	Pregnancy: Please see important information in Warnings and Precautions under Embryo-Fetal Toxicity.

•	Lactation: Advise women not to breastfeed during treatment and for 3 weeks after the last dose.

•	Effect on Fertility: Based on findings in animals, IBTROZI may impair fertility in males and females. The effects on animal fertility were reversible.

•	Pediatric Use: The safety and effectiveness of IBTROZI in pediatric patients has not been established.

•

Photosensitivity: IBTROZI can cause photosensitivity. Advise patients to minimize sun exposure and to use sun protection, including broad-spectrum sunscreen, during treatment and for at least 5 days after discontinuation.

Please see accompanying full Prescribing Information.

About IDH1-mutant Glioma

Gliomas are the most common type of brain cancer in adults worldwide. In the U.S., nearly 2,500 people are diagnosed with IDH-mutant gliomas each year, of which more than 95% harbor a mutation in the IDH1 gene. Most patients are diagnosed in their 30s and 40s. While patients with IDH1 mutations generally have longer survival times than those with wild-type IDH1, gliomas are not currently curable and prognosis worsens for those with high-risk features, including high-grade tumors.

About Safusidenib

Safusidenib is an investigational, oral, brain-penetrant, selective inhibitor of mutant IDH1. It is being studied in patient populations with significant unmet medical need, including settings where there are limited or no approved targeted treatment options. In Phase 1 and Phase 2 clinical studies, safusidenib demonstrated encouraging clinical activity, including delayed disease progression and durable responses across a range of tumor grades and risk groups, with a favorable risk-benefit profile. These early findings support further investigation of safusidenib in the currently enrolling Phase 3 SIGMA study, as well as in the Phase 3 G307 study in regions where vorasidenib is not yet approved or accessible and the Phase 2 G209 study in patients whose cancer has progressed on vorasidenib.

In August 2026, the FDA granted Fast Track Designation to safusidenib for the treatment of IDH1-mutant glioma.

About the SIGMA (G203) Study SIGMA is a pivotal Phase 3 study that will evaluate safusidenib compared to placebo as a maintenance therapy after standard-of-care in IDH1-mutant astrocytoma with high-risk features. The pivotal portion of the study will enroll approximately 300 patients.

A separate, exploratory, non-pivotal cohort will evaluate safusidenib in participants with grade 3 IDH1-mutant oligodendroglioma who have not yet received chemotherapy or radiotherapy. The primary endpoint is objective response rate. This cohort is expected to enroll approximately 40 patients.

About Nuvation Bio

Nuvation Bio is a global oncology company focused on tackling some of the toughest challenges in cancer treatment with the goal of developing therapies that create a profound, positive impact on patients’ lives. Our diverse pipeline includes taletrectinib (IBTROZI®), a next-generation ROS1 inhibitor; safusidenib, a brain-penetrant IDH1 inhibitor; and an innovative drug-drug conjugate (DDC) program.

Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, visit www.nuvationbio.com or follow the company on LinkedIn and X (@nuvationbioinc).

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements about IBTROZI’s and safusidenib’s therapeutic and commercial potential, Nuvation Bio’s belief in the establishment of IBTROZI as standard of care in advanced ROS1+ NSCLC in the U.S., Nuvation Bio’s plans to evaluate safusidenib across a broad spectrum of patients with IDH1-mutant glioma, to advance the SIGMA study rapidly, and to expand the SIGMA study into certain European countries, the SIGMA study’s patient enrollment goals, and Nuvation Bio’s evaluation of additional preclinical candidates and timelines for further updates. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to whether Nuvation Bio is successful in commercializing IBTROZI; the challenges associated with conducting drug discovery and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; whether Nuvation Bio meets its post-marketing requirements and commitments for IBTROZI; and

competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on November 4, 2026 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Media and Investor Contacts

Nuvation Bio Investor Contact

JR DeVita

ir@nuvationbio.com

Nuvation Bio Media Contact

Kaitlyn Nealy

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$153,766	$164,086
Accounts receivable, net of allowance for credit loss of $nil and $nil, respectively	36,546	16,076
Inventory	15,337	11,411
Prepaid expenses and other current assets	15,733	11,536
Marketable securities	509,604	365,125
Interest receivable on marketable securities	3,675	3,285

Total current assets	734,661	571,519
Property and equipment, net of accumulated depreciation of $1,415 and $1,184, respectively	2,219	564
Intangible assets, net of accumulated amortization of $3,272 and $1,856, respectively	19,798	11,214
Operating lease right-of-use assets	14,190	3,918
Other non-current assets	7,524	7,607

Total assets	$778,392	$594,822

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,446	$9,479
Current operating lease liabilities	436	1,880
Contract liabilities, current portion	9,063	7,515
Liability related to revenue interest financing agreement, current portion	16,512	9,585
Short-term borrowings	5,966	5,724
Warrant liability	—	2,865
Accrued expenses	57,136	45,183

Total current liabilities	98,559	82,231
Contract liabilities, net of current portion	6,647	11,305
Non-current operating lease liabilities	14,230	2,543
Non-current liability related to revenue interest financing agreement, net of deferred financing costs of $3,622 and $4,241, respectively	151,522	145,819
Long-term borrowings, net of deferred financing costs of $nil and $3,042, respectively	—	47,208
Convertible debt, net of deferred financing costs of $8,041 and $nil, respectively	279,459	—

Total liabilities	550,417	289,106

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of September 30, 2026 and December 31, 2025, 352,923,570 (Class A 351,923,570, Class B 1,000,000) and 346,503,675 (Class A 345,503,675, Class B 1,000,000) shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1,447,303	1,421,273
Accumulated deficit	(1,214,712)	(1,115,370)
Accumulated other comprehensive loss	(4,616)	(187)

Total stockholders’ equity	227,975	305,716

Total liabilities and stockholders’ equity	$778,392	$594,822

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Product revenue, net	$27,457	$7,723	$69,159	$8,961
Collaboration and license agreements revenue	17,494	5,397	90,707	12,076

Total revenues	44,951	13,120	159,866	21,037

Costs and expenses:
Cost of sales	2,115	335	3,401	507
Cost of collaboration and license agreements revenue	9,814	3,014	23,990	7,512
Research and development	32,679	28,846	98,387	80,809
Selling, general and administrative	42,553	37,359	123,453	111,236

Total costs and expenses	87,161	69,554	249,231	200,064

Loss from operations	(42,210)	(56,434)	(89,365)	(179,027)
Other income (expense):
Interest income	6,157	6,033	15,861	16,134
Interest expense	(6,116)	(6,534)	(19,583)	(7,009)
Investment advisory fees	(171)	(171)	(550)	(556)
Loss on debt extinguishment	—	—	(9,472)	—
Change in fair value of warrant liability	—	612	2,865	315
Realized (loss) gain on marketable securities	(13)	—	4	2
Net gain (loss) on disposal of fixed assets	—	4	1	(30)
Other income	454	698	897	2,136

Total other income (expense), net	311	642	(9,977)	10,992

Loss before income taxes	(41,899)	(55,792)	(99,342)	(168,035)
Provision for income taxes	—	—	—	—

Net loss	$(41,899)	$(55,792)	$(99,342)	$(168,035)

Net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.16)	$(0.28)	$(0.49)

Weighted average common shares outstanding, basic and diluted	351,861	342,393	349,337	340,597

Comprehensive loss:
Net loss	$(41,899)	$(55,792)	$(99,342)	$(168,035)
Other comprehensive loss, net of taxes:
Currency translation adjustment	(353)	(313)	(1,092)	(495)
Change in unrealized (loss) gain on available-for-sale securities	(1,652)	501	(3,337)	(217)

Comprehensive loss	$(43,904)	$(55,604)	$(103,771)	$(168,747)